SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                    Date of Report:  April 14, 1997





                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)              (Zip Code)


    Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.





                            MEDIMMUNE, INC.
                      Current Report on Form 8-K

ITEM 5.  OTHER EVENTS


Following is the text from the Letter to Shareholders as contained in MedImmune, Inc.'s 1996 Annual Report which was distributed to shareholders on April 14, 1997.


1996 was one of the most exciting and productive years in the history of the Company. RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human), RSV-IGIV), a breakthrough product for the prevention of RSV disease in certain high risk infants, was successfully launched by the Company's own sales force. CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human), CMV-IGIV) sales growth continued to expand to a record level and this, combined with the launch of RespiGam, clearly established the commercial base of the Company. Critical advances were also made on the clinical development front. MEDI-493, a possible second generation RSV product, is now in the final stages of clinical evaluation. We also initiated clinical testing this year of the first vaccine ever tested for prevention of disease caused by human papillomavirus (HPV). HPV causes cervical cancer and genital warts and our ultimate goal is to develop a preventative vaccine. Moreover, new research initiatives have resulted in the development of vaccine candidates for several other medically important diseases.

The Company's financial position has never been stronger. During 1996, MedImmune raised $125 million in capital. With our commercial base established and one of the strongest pipelines in the biotechnology industry, we believe we now have the infrastructure and capital to develop these opportunities.

The remainder of this letter is devoted to discussing in more detail some of the specific accomplishments in 1996. We believe they provide a firm foundation for continued growth. The Company is now poised to meet the challenges of the future as it moves toward attaining profitability and creating value for shareholders.

1.Successfully launched RespiGam for prevention of respiratory syncytial virus (RSV) disease
On January 18, 1996, the U.S. Food and Drug Administration (FDA) approved RespiGam for the prevention of serious respiratory syncytial virus (RSV) disease in certain high risk infants. The product was launched by MedImmune and our U.S. partner, American Home Products, in September 1996. The launch has been a success reflecting a critical medical need met by RespiGam and the skill of the MedImmune sales and marketing organization. Sales in 1996 totaled $17.3 million.

RSV is the leading cause of pneumonia and bronchiolitis in infants and small children. It occurs most frequently in the late fall, winter and early spring. Although the virus affects all children, it is an especially serious risk for the smallest and most medically fragile infants such as those with prematurity or a chronic lung disease known as bronchopulmonary dysplasia (BPD). As a result, approximately 90,000 children are hospitalized and 4,500 die from RSV infections annually. The use of RespiGam was targeted to these high risk children and it is the only product shown to be effective in reducing the incidence and duration of hospitalization in this population.

Following FDA approval, the Company focused on addressing a number of key issues for the introduction of RespiGam into the marketplace. First, we began an innovative program called "REACH" (RSV Education and Counseling Helpline) to provide educational materials to physicians and parents regarding RSV disease as well as to improve patient compliance. Prior to the onset of the 1996-1997 RSV season, more than 200 hospitals had agreed to participate in the REACH program.

Second, we began to address how to assist hospitals with the complexities of delivering a drug that takes two to four hours to infuse. Individual hospitals needed to manage their personnel and time effectively in order to administer RespiGam to multiple patients. We have worked successfully with hospitals to establish approximately 600 protocols for this purpose and are planning a specific program to provide hospitals with comprehensive guidelines for administering successful infusions of RespiGam.

Third, we have worked closely with healthcare providers to understand the costs and savings associated with use of RespiGam. During 1996, most large insurance providers and managed care providers approved RespiGam for reimbursement. In addition, all Medicaid programs in the United States approved RespiGam for some level of coverage. Recently, pharmacoeconomic data have been published demonstrating the cost-effectiveness of RespiGam. The publication showed a favorable profile for cost per life year saved by using RespiGam, an important outcome in pharmacoeconomic analyses. As a result of these efforts, there has been good acceptance of RespiGam by managed care and insurance organizations, hospitals, physicians, nurses and parents.

Due to the high demand for RespiGam in its first season on the market, the Company is currently in a backorder situation. This will remain a critical issue during the first quarter of 1997, but we believe the Company should have adequate supply for the 1997-1998 RSV season.

The Company has made substantial progress in seeking marketing approval for RespiGam outside of the United States. During 1996, MedImmune filed for marketing approval in Canada and has received notice of priority evaluation status. In addition, Baxter Healthcare Corporation, MedImmune's partner outside of North America, is expected to file for marketing approval in Europe during 1997 following completion of clinical studies this winter.

2. Achieved record product sales of CytoGam for attenuation of cytomegalovirus (CMV) disease
This past year, the Company continued to achieve sales growth with CytoGam to more than $18.4 million. CytoGam is the Company's first marketed product and its first entry into transplantation medicine. Following launch of the product by MedImmune's hospital-based sales force in 1993, product sales have grown at a compound annual rate of approximately 30% per year. CytoGam is marketed for the attenuation of primary cytomegalovirus (CMV) disease in kidney transplant recipients.

CytoGam remains an important opportunity for the Company. It has allowed the Company to establish a strong presence with hospitals and healthcare providers in transplantation medicine and paves the way for products in development such as MEDI-500 and MEDI-507.

The use of CytoGam in combination with other anti-viral products is being reviewed to determine if combined use is better than either product alone in fighting CMV disease. The Company has filed for marketing approval and is awaiting regulatory action in Canada, Poland, Hong Kong and Mexico. During 1997, the Company expects to file for marketing approval in several other European and Latin American countries. In addition to the United States, CytoGam is currently approved in Turkey and the Czech Republic.

3. Commenced a Phase 3 clinical trial of MEDI-493, a second generation product for RSV disease
In November 1996, the Company commenced a Phase 3 clinical trial with MEDI-493, MedImmune's second generation product for the prevention of RSV disease. The double-blind, placebo-controlled clinical trial, called IMpact-RSV, is evaluating MEDI-493 against placebo in 1,502 infants at 139 medical centers in the United States, Canada and the United Kingdom.

MEDI-493 is an RSV-specific monoclonal antibody. The principal potential advantage of MEDI-493 is derived from its increased potency as compared to RespiGam. This quality may allow the same anti-RSV effect to be delivered in a significantly smaller volume than with RespiGam. Consequently, MEDI-493 can be administered more rapidly and simply by intramuscular injection rather than by intravenous infusion. If MEDI-493 is successfully developed, this advantage could significantly reduce cost of drug delivery and enhance convenience for physicians, nurses and parents, thereby improving compliance.

MEDI-493, though still in development, has advanced past a number of important hurdles. First, the molecule passed a wide variety of preclinical studies including the ability to neutralize all RSV strains tested, even those isolated more than 40 years ago. Second, it was also shown to be safe and 50 to 100 times more potent than RespiGam in animal studies. Third, our development group has established a production process that results in high yields. Lastly, results from Phase 1 and Phase 2 clinical trials during 1995 and 1996, in both adults and children, have supported the safety and favorable pharmacokinetics of MEDI-493.

IMpact-RSV should be completed in May 1997 and results are expected to be announced during the third quarter. It is impossible to determine or predict the safety or efficacy of MEDI-493 in humans prior to completion of a large clinical trial. If results demonstrate safety and efficacy, we plan to file a biologics license application (BLA) with the FDA before the end of the year. The Company believes that if results are successful and if regulatory authorities approve MEDI-493, it will greatly expand the worldwide market opportunity currently addressed by RespiGam.

4. Commenced a Phase 2 clinical trial of BTI-322 for transplantation medicine
A Phase 2 clinical trial has begun to evaluate BTI-322, a monoclonal antibody, in the treatment of acute graft-versus-host disease (GvHD). This is a potentially life-threatening complication which occurs in approximately 50% of bone marrow transplants. BTI-322 is being evaluated by MedImmune and its collaborator, BioTransplant, Incorporated, in three transplant areas: treatment of rejection, prevention of rejection (induction) and treatment of GvHD.

A humanized version of the molecule, MEDI-507, has now been developed not only for clinical study in the above mentioned indications but also for potential application in medical settings where specific and long-lasting inhibition of T cells is desired, such as in autoimmune diseases.

During 1997, the Company will evaluate pre-clinical and clinical results of BTI-322, MEDI-507 and another transplantation monoclonal antibody in development, MEDI-500, to determine which of the products are most appropriate for further clinical evaluation in transplantation medicine and autoimmune diseases.

5. Received FDA approval to begin a Phase 1 clinical trial of a vaccine for human papillomavirus (HPV)
Early in 1997, MedImmune began clinical testing of the first vaccine intended to prevent human papillomavirus (HPV). This product candidate may represent one of the most significant opportunities in MedImmune's pipeline and has already generated a great deal of medical and scientific interest.

Diseases caused by HPV are major causes of morbidity and mortality worldwide. HPV causes cervical cancer and genital warts in women. Cervical cancer accounts for some 500,000 cases worldwide and over 4,800 deaths in the United States annually. In regions where screening via Pap smears is inadequate, cervical cancer represents the leading cause of cancer death in women. Annual expenditures for treating the 80,000 cases of cervical cancer in the United States are greater than $600 million. It is estimated that nearly one million new cases of genital warts due to HPV will be diagnosed each year in both men and women in the United States at a cost of $600 to $800 per treatment.

HPV is extremely difficult to grow outside the body and the virus infects only humans. These factors have impeded vaccine development. MedImmune's strategy for developing an HPV vaccine relies on a virus-like particle (VLP) technology for producing a structurally identical, non-infectious form of the virus in vitro. To evaluate this approach, MedImmune and its collaborators utilized a dog model (canine oral papillomavirus), which closely mimics human papillomavirus infection.

MedImmune has worked over the past three years to secure a strong intellectual property position to protect its HPV vaccine strategy. This has included establishing collaborations and worldwide exclusive licensing agreements with Georgetown University, the University of Rochester and the German Cancer Research Center in Heidelberg.

Based on encouraging results in the model system, during 1996 we completed the activities necessary to begin clinical trials in humans. A Phase 1 trial of our first HPV vaccine candidate, HPV-11, commenced in February 1997. We expect to begin clinical trials of an HPV-18 vaccine candidate late in 1997.

6.   Raised $125 million in capital

During 1996, the Company raised $116 million in capital through two offerings. A public offering of common stock in February provided net proceeds of approximately $58 million. In July, the Company closed an offering of 7% convertible subordinated notes due 2003 providing net proceeds of approximately $58 million, primarily to fund certain capital expenditures associated with the pilot plant and manufacturing facility. In addition, the Company received commitments for $13.1 million in state and local loans to finance a portion of the manufacturing facility in Frederick, Maryland. By year end 1996, the Company had received $9 million from these loans. As a result, MedImmune is in the strongest financial position in its history.

7.   Commenced construction of a $50 million manufacturing facility
In August 1996, the Company began construction of a $50 million manufacturing facility in Frederick, Maryland. This facility, when completed, validated and licensed, will be able to produce both polyclonal and monoclonal antibody products such as CytoGam, RespiGam, MEDI-493 and MEDI-507. Construction is expected to be completed in 1997, validation will occur in 1998 and we hope to be licensed and operational during 1999. While this is obviously a significant financial commitment, the Company believes it will ultimately insure product supply and reduce the cost of goods as compared to contract manufacturing.

During early 1997, the Company will also be completing a $6 million expansion of our Gaithersburg facility to provide additional capacity for products under clinical evaluation and commercial launch material. Currently, MEDI-493 launch material is being produced in this facility. If IMpact-RSV is successful, MedImmune intends to seek FDA licensure of MEDI-493 in this facility. We will then file an amendment to the license for transfer of the manufacturing process to Frederick.

We are confident that our commitment to both manufacturing facilities is essential for the proper and efficient evaluation of product candidates. It will enhance our ability to control as well as provide the product capacity, flexibility and speed needed in today's competitive health care marketplace.

8.   Advanced research on several new vaccine candidates
MedImmune has been at the forefront of discovering and testing new Lyme disease vaccine candidates. In 1996, at the Seventh International Congress on Lyme Borreliosis in San Francisco, we announced that decorin binding protein (Dbp) antibodies inhibit growth of many strains of Borrelia burgdorferi, the spirochete which causes Lyme disease. These and other results suggest that Dbp could be an improved Lyme disease vaccine candidate or, alternatively, a supplement to improve the performance of vaccines currently in development.

MedImmune scientists, in collaboration with researchers from Washington University in St. Louis and the Karolinska Institute in Stockholm, Sweden, have made substantial progress in developing a vaccine candidate to prevent recurrent urinary tract infections (UTIs) caused by the bacteria, Escherichia coli. Pre-clinical studies are nearing completion and, if successful, we would expect to move forward with clinical evaluation.

It has been an exciting and successful year not only on the HPV, Lyme disease and UTI vaccine programs, but also in our efforts on other common viral and bacterial infectious diseases including B19 parvovirus and Streptococcus pneumoniae.

Conclusion
1996 was an exciting year of success beginning with FDA approval of RespiGam and concluding with a successful launch of the product resulting in record annual revenues of $41.1 million. As we have described, there was significant progress toward critical milestones in all operating areas including sales and marketing, manufacturing, medical affairs and research and development. These achievements are the result of the diligent efforts of MedImmune's employees and collaborators.

Our priorities for 1997 are focused on expanding the commercial base by seeking to achieve growth in sales of both CytoGam and RespiGam. We need to solve our product supply shortfall with RespiGam in the short term and we must complete construction and move toward licensure of the Frederick manufacturing plant. We are working to increase revenues and control costs.

1997 will once again be a year of keen interest in clinical studies. The Company expects to announce the results of a Phase 3 clinical study of MEDI-493 during the third quarter. If successfully commercialized, MEDI-493 could be the Company's largest product opportunity to date.

We look forward to the challenges and opportunities of 1997. We thank our employees and you, our shareholders, for your support.




This announcement may contain, in addition to historical information, certain forward looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that the safety and effectiveness of MEDI-493 have not been demonstrated and the outcome of the IMpact-RSV trial cannot be predicted. Accordingly, there can be no assurance that MEDI-493 will be licensed for marketing by regulatory authorities.



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date:  April 14, 1997         David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and
                              accounting officer)